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HOLLYWOOD, Calif.--(BUSINESS WIRE)--July 31, 1997--VDI Media
(NASDAQ:VDIM) today announced that it has acquired Multi-Media, a privately-held duplication and distribution company specializing in servicing commercial advertisers and major ad agencies.

Multi-Media's core business is the delivery of television commercials, programming, and corporate advertising and publicity campaigns for television stations, cable systems and other paid television providers. Major customers include TBWA Chiat/Day, Foote, Cone & Belding, and Cambell, Mithun, Esty. Founded in 1971, the Hollywood-based company is known for its superior management, reliability, and high quality services and has physical locations in the Los Angeles, San Francisco, Chicago, and New York markets.

Commenting on the acquisition Luke Stefanko, Chairman of the Board and Chief Executive Officer, stated, "For 26 years Multi-Media has been a leader in the duplication and distribution industry. Over the years management has succeeded in building long-standing, valuable client relationships. This new client base coupled with the physical presence that Multi-Media provides us in key markets is a powerful combination. In addition, Multi-Media is an optimal company in terms of the opportunities it provides us to increase VDI's overall proficiencies and improve our scale economies. The acquisition is a highly logical extension of VDI's business and fits well within our strict valuation guidelines. I look forward to working with Bernard Carr, the Chairman and founder of Multi-Media, who will continue to run and expand the business as a new division of VDI Media."

Bernard Carr added, "VDI is an exceptionally successful company. I am convinced that the synergies of our two companies will allow for continued growth and development for many years to come. As part of VDI, Multi-Media gains the increased workflow efficiencies and access to capital that it needs to take the business to the next level. I have the utmost confidence in VDI Media and look forward to joining and helping to expand the combined business."

VDI Media provides quality video duplication and distribution services. The company


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delivers commercials, movie trailers, electronic press kits, infomercials, and syndicated programming, by both physical and electronic means, to more than 900 syndicated TV stations and cable companies nationwide. Electronic distribution, using fiber optics and satellites, is provided through VDI's Broadcast One operations. VDI's video services include the duplication of video in all formats, standards conversion, closed captioning, and transcription. Customers include major motion picture studios, including Fox, Columbia/Tri Star, MCA, Disney, Paramount, MGM, Warner Bros., and advertising agencies Saatchi & Saatchi and Young & Rubicam.

Except for historical information contained herein, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such forward-looking statements. Such risks and uncertainties include, without limitation, the Company's dependence on the timely development, introduction and customer acceptance of new services, the impact of competition and downward pricing pressures, the effect of changing economic conditions, risks in technology development, customer and industry concentration, and other risks and uncertainties detailed periodically in the Company's filings with the Securities and Exchange Commission, including the Company's Prospectus dated February 18, 1997.

   CONTACT: VDI Media
            Donald Stine, 213/957-5500 (CFO)
            e-mail: dstine@vdimedia.com
            or
            Lippert/Heilshorn & Associates
            Lillian Armstrong/Adam Aron, 415/433-3777
            e-mail:adam@lhai.com


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